Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Atlantic Tele-Network, Inc.
July 30, 2007		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Second Quarter 2007 Results

Second Quarter 2007 Highlights

•                  Net income increases 84% to $9.0 million (63% excluding  one-time items)

•                  Operating income increases 25% to $15.0 million

•                  Revenue increases 18% to $44.2 million

Salem, MA (July 30, 2007) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended June 30, 2007.  For the quarter, revenue was $44.2 million, an increase of $6.7 million or 18% as compared to revenue of $37.5 million for the quarter ended June 30, 2006.  Net income was $9.0 million for the quarter as compared to $4.9 million for the same period in 2006, an increase of $4.1 million or 84%.

For the six months ended June 30, 2007, revenue was $87.8 million, an increase of $15.8 million or 22% as compared to revenue of $72.0 million for the six months ended June 30, 2006.  Net income was $15.9 million for the six months ended June 30, 2007, as compared to $9.0 million for the same period in 2006, an increase of $6.9 million or 77%.

Other income for both the three and six months ended June 30, 2007 includes a gain of $1.0 million received for the disposition of certain assets, and $1.25 million received by Commnet in a license settlement.  These two one-time items had a combined positive impact of $1.0 million on net income for the three and six months ended June 30, 2007.

On a per share basis, net income increased by 51% to $0.59 per diluted share (on 15.3 million shares) from $0.39 per diluted share (on 12.6 million shares) for the quarter ended June 30, 2006 and increased by 44% to $1.04 per diluted share (on 15.3 million shares) from $0.72 per diluted share (on 12.5 million shares) for the six months ended June 30, 2006. Per share data for 2007 was affected primarily by the Company’s sale of 2.6 million shares of common stock in the third quarter of 2006.

“This was another excellent quarter,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “We said at the beginning of the year that while we expected to have a good year and to continue to grow, we faced some new challenges.   We are very pleased to continue to report favorable results and credit our operating units for strong execution both operationally and strategically.  Management and staff in Guyana have had to contend with aggressive attempts by its wireless competitor to buy market share — efforts that have been in part successful.  GT&T has dealt with this in a number of ways: by matching some of the excitement generated by customer promotions, by continuing to focus on network quality and coverage and, perhaps most important, by offering customers an alternative to the flash and gimmicks of our competitor, with everyday low pricing across all networks.

“Our rural wireless business in the U.S. faced its own challenges with an ambitious build schedule in some difficult and remote operating areas.  While our network build was behind at the end of the first quarter, we made good progress in the second quarter.  The Commnet team continues to perform at a high level and is quick to take advantage of any opportunity to extend and improve our wholesale services and relationships.  In the U.S. Virgin Islands, management and staff have also done a good job of generating and capitalizing on strong demand for our wireless broadband and high-capacity private line services.  In New England, we are continuing to set the table for the future with accelerating growth of our integrated voice and data services for businesses, while at the same time feeling the not-unexpected pinch of attrition of our dial-up base. In Bermuda, our affiliate continues to be the class of the market with superior network quality, the most advanced technology and an excellent customer experience, although we have suffered from competition in the smaller and less quality-driven pre-paid segment.  We are excited by the recent launch of EV-DO Rev A, which should help BDC increase data subscribers.  More challenges lie ahead for all our businesses, but we expect to continue to produce solid results for the second half of the year.”

Second Quarter 2007 Operating Highlights

The following operating results for the quarter ended June 30, 2007 are compared against the same period in 2006 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $4.9 million, or 35%, to $19.1 million from $14.2 million.  Of this increase, $3.4 million was attributable to the on going expansion of our rural wireless network as we continue to deploy new GSM and CDMA base stations, along with growth in minutes of use and increases in data and international roaming revenue. We ended the quarter with a total of 263 GSM and CDMA base stations in our U.S. network, compared to 169 on June 30, 2006.  Wireless revenue in Guyana also increased by $1.5 million.  Our wireless customer base grew from 254,000 subscribers as of June 30, 2006 to 305,000 subscribers as of June 30, 2007.  Although this is down slightly from 310,000 at the end of the first quarter, our GSM subscriber base continued to grow.

Local Telephone and Data Revenue.  Local telephone and data revenue increased $0.8 million, or 7%, to $11.7 million from $10.9 million.  Most of the increase was generated by our Guyana and Virgin Islands operations, in nearly equal amounts.  In Guyana, access lines at GT&T increased from approximately 116,000 to 124,000, or 7%, while in the Virgin Islands our broadband wireless subscribers almost doubled.  In New England, Sovernet had a minimal increase in total revenue for the period.  Sovernet continues to add business customers for its voice and data services, while at the same time being  negatively impacted by the decline in its dial-up Internet services.

International Long Distance Revenue and Other Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.3 million during the second quarter, an increase of $0.8 million, or 7%, from $11.5 million in 2006.  This increase was primarily driven by continued expansion of our wireline network and increased traffic, particularly wireless roaming traffic, due in part to the International Cricket World Cup matches hosted by Guyana in April.  We also believe that substantial growth in wireless subscribers within Guyana (for both GT&T and its competitor) positively impacted our growth.  However, revenue was negatively impacted by a prolonged outage in May of the international submarine fiber optic cable which Guyana and its neighbors rely on as the primary international connection.  Inbound minutes represented 84% of international traffic for the quarter.  Other revenue increased primarily as a result of a 12% increase in television subscribers in our Virgin Islands operations and, to a lesser extent, as a result of price increases for most of our television packages.

Operating Expenses.  Operating expenses increased by $3.7 million, or 15%, from $25.5 million to $29.2 million for the second quarter 2006 and 2007, respectively.  This increase primarily reflects additional sales and marketing expenses incurred by our Guyana wireless business, including wireless handset promotions, advertising and sales commissions.  Engineering and operations expenses and termination and access fees also increased at both our Guyana and United States rural wireless operations as a result of network expansion and increased traffic volumes in these businesses. The previously mentioned international cable cut also led to an increase in these expenses as GT&T re-routed traffic over costly high-capacity satellite links.

Bermuda Digital Communications.   Equity in the earnings from BDC, our Bermuda affiliate, decreased by $0.2 million to $0.6 million.  Overall, wireless subscribers continued to decrease, although this largely reflects a reduction in our pre-paid wireless base.  Post-paid subscriber churn remains very low by industry standards and BDC was able to increase its post-paid subscriber base on a consecutive quarter basis.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Tuesday, July 31, 2007 at 9:30 a.m. Eastern Time (EDT) to discuss its second quarter results for 2007.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 952-4629 and International:

(212) 231-2902.  A replay of the call will be available from 11:30 a.m. (EDT) July 31, 2007 until 11:30 a.m. (EDT) on August 7, 2007. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21344887.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest wireless service provider, in the Cooperative Republic of Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 43% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of wireless voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company, including the relative contributions of Commnet and Sovernet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) the possible reduction of our economic interest in our Bermuda affiliate in 2008; and (17) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2006	June 30, 2007
Assets:
Cash and Cash Equivalents	$60,543	$60,951
Other Current Assets	30,596	32,373
Total Current Assets	91,139	93,324

Fixed Assets, net	138,573	145,657
Goodwill and Other Intangible Assets, net	59,733	63,729
Other Assets	13,169	13,642
Total Assets	$302,614	$316,352

Liabilities and Stockholders’ Equity:
Current Liabilities	$35,041	$34,640
Long Term Debt	50,000	50,000
Other Liabilities	12,871	13,332
Total Liabilities	97,912	97,972

Minority Interests	25,932	26,444
Stockholders’ Equity	178,770	191,936
Total Liabilities and Stockholders’ Equity	$302,614	$316,352

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenue:
Wireless	$14,233	$19,117	$27,545	$37,288
Local Telephone and Data	10,850	11,736	20,042	23,204
International Long Distance	11,508	12,329	22,679	25,249
Other Revenues	904	1,032	1,751	2,010

Total Revenue	37,495	44,214	72,017	87,751

Operating Expenses:
Termination and Access Fees	5,955	6,753	11,240	12,929
Internet and Programming	881	817	1,631	1,666
Engineering and Operations	4,640	5,709	8,985	11,473
Sales, Marketing and Customer Services	1,912	3,641	3,841	8,738
General and Administrative	5,684	5,435	10,401	11,071
Depreciation and Amortization	6,105	6,658	11,900	13,159
Non-Cash Stock Based Compensation	286	204	414	418
Total Operating Expenses	25,463	29,217	48,412	59,454

Operating Income	12,032	14,997	23,605	28,297
Other Income (Expense):
Interest Income (Expense), net	(820)	(144)	(1,483)	225
Other Income	322	2,557	597	2,944

Other Income (Expense), net	(498)	2,413	(886)	3,169

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	11,534	17,410	22,719	31,466
Income Taxes	6,225	7,250	12,690	13,914

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	5,309	10,160	10,029	17,552
Equity in Earnings of Unconsolidated Affiliates	836	642	1,302	1,098
Minority Interests	(1,210)	(1,753)	(2,307)	(2,703)

Net Income	$4,935	$9,049	$9,024	$15,947

Net Income Per Share
Basic	$0.40	$0.60	$0.73	$1.05
Diluted	$0.39	$0.59	$0.72	$1.04
Weighted Average Common Shares Outstanding
Basic	12,440	15,161	12,445	15,156
Diluted	12,575	15,286	12,540	15,288